UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2011

J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code:  (972) 431-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On February 9, 2011, the Board of Directors of J. C. Penney Company, Inc. (“Company”) elected William A. Ackman  and Steven Roth as members of the Board of Directors.   Mr. Ackman and Mr. Roth will serve on the Finance Committee and the Committee of the Whole of the Board of Directors. In lieu of the pro rata compensation otherwise payable to him upon his election as a director, Mr. Ackman has donated such compensation to The Bowery Mission, a charitable organization dedicated to serving hungry and homeless individuals in New York City. Mr. Roth has waived payment of the pro rata compensation otherwise payable to him. In addition, Mr. Ackman and Mr. Roth are eligible to enter into the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010. There are no arrangements or understandings between Mr. Ackman or Mr. Roth and any other person pursuant to which they were elected as directors.

Mr. Ackman is the Founder, Chief Executive Officer and Managing Member of the General Partner of Pershing Square Capital Management, L.P. (“Pershing Square”), a registered investment adviser.  In addition, Mr. Ackman serves as Chairman of the Board of The Howard Hughes Corporation (“HHC”), a real estate development company in which Mr. Ackman and his affiliated Pershing Square entities have economic exposure to approximately 27.5% of HHC’s common stock, including a 13.8% beneficial ownership interest.  HHC, through an affiliated entity, is the landlord for one of the Company’s leased store locations. During fiscal 2010, the Company made payments under this lease totaling approximately $242,000. The lease is currently expected to continue through fiscal 2011 and beyond. In fiscal 2011, the Company expects to make payments under the lease of approximately $231,000 plus any 2011 property taxes assessed and paid indirectly through the landlord. Mr. Ackman does not have any direct or indirect material interest in this lease arrangement.

Mr. Roth is Chairman of the Board of Vornado Realty Trust (“Vornado”) and the beneficial owner of approximately 5% of Vornado’s outstanding common shares, and is also the managing general partner of Interstate Properties (“Interstate”). In November 2010, Vornado purchased certain land and improvements from the Company at its Springfield Mall location for approximately $8.3 million. Additionally, the Company, through its subsidiaries, pays rent, common area maintenance fees, utility expenses, and property taxes to Vornado and Interstate, and their affiliated entities, with respect to a number of store locations. During fiscal 2010, such payments totaled approximately $17.2 million.  The leases are currently expected to continue through fiscal 2011 and beyond. In fiscal 2011, the Company expects to make similar payments with respect to such store locations of approximately $15.7 million, plus any 2011 property taxes assessed and paid indirectly through the landlords.  Mr. Roth has no direct or indirect material interest in these transactions.

In connection with Mr. Ackman’s election to the Board of Directors, the Company has entered into a letter agreement with Pershing Square pursuant to which Pershing Square has agreed to maintain the confidentiality of any Company information received by Pershing Square in connection with Mr. Ackman’s directorship.  A copy of the agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibit 99.1	Letter Agreement, dated as of February 8, 2011, between J. C. Penney Company, Inc. and Pershing Square Capital Management, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By:	/s/ Michael Dastugue Michael Dastugue Executive Vice President and Chief Financial Officer

Date:  February 10, 2011

EXHIBIT INDEX

Exhibit Number                      Description

99.1	Letter Agreement, dated as of February 8, 2011, between J. C. Penney Company, Inc. and Pershing Square Capital Management, L.P.